EXHIBIT 35.1

World Omni Financial Corp.

Servicer Compliance Statement

Pursuant to Item 1123

of Regulation AB

I, Matthew Hoole, do hereby certify that I am the Chief Financial Officer of World Omni Financial Corp., a Florida corporation, and further certify on behalf of World Omni Financial Corp. in its capacity as servicer (the “Servicer”) under the Sale and Servicing Agreement, dated as of August 13, 2025 (the “Agreement”), among World Omni Auto Receivables Trust 2025-C, as Issuing Entity, World Omni Auto Receivables LLC, as Depositor, the Servicer, and U.S. Bank National Association, as account bank, as follows:

(i)                  A review of the activities of the Servicer during the period covered by the issuing entity’s Annual Report on form 10-K for the fiscal year ended December 31, 2025 (the “Reporting Period”), and of its performance under the Agreement, has been made under my supervision.

(ii)                To the best of my knowledge, based on the review described above, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, I have hereunto set my hand as of March 23, 2026.

WORLD OMNI FINANCIAL CORP.

By:	/s/ Matthew Hoole
Name: Matthew Hoole
Title: Vice President, Chief Financial Officer and Assistant Treasurer